Exhibit 99.1
FOR IMMEDIATE RELEASE
(All amounts in Canadian dollars)
Tim Hortons Inc. Announces Third-Quarter Results;
Declares Second Quarterly Dividend
OAKVILLE, ONTARIO, October 26 — Tim Hortons Inc. (NYSE:THI, TSX: THI) today announced its results for the third quarter ended October 1, 2006.
Total revenues were $413.6 million in the third quarter, up 7.1% compared to $386.1 million in the third quarter of 2005. Rent and royalties revenues were up 10.5%, in-line with systemwide sales growth of 11.5%(1). Same-store sales growth momentum continued in the third quarter with Canada increasing by 5.9% and the U.S. increasing by 9.2%.
The same store sales growth was driven by a strong promotional calendar throughout the summer including a chunky chicken salad wrap, iced cappuccino with flavour shots of butter caramel, french vanilla, hazelnut or raspberry, a toasted chicken club sandwich, a 12 grain bagel and the breakfast sandwich in the U.S.
Offsetting the strong rent and royalties revenue was lower franchisee fee revenues associated with the timing of new store openings. Tim Hortons opened a total of 29 restaurants in the quarter compared to 48 restaurants in the third quarter last year. Year to date the company has opened 86 stores and expects to achieve its target of 180-200 stores by year-end 2006. The company presently anticipates increased franchise fee revenue in the fourth quarter from the scheduled opening of 100 new stores.
“We are very pleased with the strength in our same store sales growth in both Canada and the U.S.,” said Chief Executive Officer and President Paul House. “Growth throughout the year has exceeded our long-term targets as we continue to benefit from our focus on providing customers with quality products at a reasonable price. In late September, we began the rollout of our hot breakfast sandwich in Canada. We expect that the breakfast sandwich will contribute to continued sales growth in the fourth quarter as early indications suggest that customers are enjoying our entry into the hot breakfast sandwich category.”

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Operating income in the third quarter was $91.3 million compared to $95.9 million for the same period in 2005. Operating margins were 22.1% compared to 24.8% in the third quarter last year. The decline in operating margin was primarily a result of 3 key items:
•	G&A increase of $8.5 million or 36.4% over the same period last year primarily related to:
•	Compensation expense related to restricted stock units (RSUs) in the third quarter of 2006 was $5.1 million higher than the third quarter of 2005 primarily as a result of the accelerated vesting and settlement by the Company of the remaining portion of the Wendy’s 2005 grant, coupled with the immediate expensing of the portion of the Company’s August 1, 2006 RSU grant to retirement eligible employees in accordance with SFAS No. 123R. Fourth quarter expense related to these RSUs is expected to be significantly lower than the 3rd quarter of 2006 (approximately $0.8 million — $1.0 million and flat to fourth quarter in 2005); and
•	A run-off director and officer insurance policy, representing a one-time payment of $2.3 million, resulting from the separation from Wendy’s.
•	Other income declined $6.1 million due to foreign exchange gains in the third quarter last year. This non-operating gain mainly resulted from a one-time mark-to-market gain on cross border intercompany notes in the third quarter last year; and
•	Additional ramp-up costs related to the Guelph distribution facility reduced operating income by approximately $3 million for the quarter (approximately $8 million year-to-date). As a result of the delayed rollout, the company did not have the full benefit of incremental revenue. We expect to service more stores with frozen product from this facility in the fourth quarter.
Net income was $51.8 million compared to $66.3 million last year. The effective tax rate in the third quarter of 2006 was 41.0% compared to 29.3% in the same period last year. This increase is due primarily to a valuation allowance recorded on previously recognized tax benefits associated with foreign tax credits as a result of the spin-off from Wendy’s completed in the quarter. The Company is currently estimating an effective tax rate of approximately 34% for the fourth quarter.
Reported diluted earnings per share (EPS) was $0.27 compared to $0.41 in the third quarter of 2005. EPS was impacted by a 21% year over year increase in the weighted average number of shares outstanding as a result of the Tim Hortons IPO in March, 2006. Diluted weighted average shares outstanding in the third quarter of 2006 were 193.5 million compared to 160.0 million in the same period last year.
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“At the end of the third quarter the Company successfully completed its separation from Wendy’s,” said Cynthia Devine, Executive Vice President and Chief Financial Officer. “Although the Company experienced additional costs associated with the transition and certain other expenses and adjustments outlined above, we are now well positioned to operate as a stand-alone public company.”
Wendy’s completes distribution of Tim Hortons shares
As announced on September 29, Wendy’s International, Inc. completed the distribution of the 160.0 million shares of Tim Hortons that it previously owned. The shares represented the remaining 82.75% stake in Tim Hortons that Wendy’s had owned subsequent to Tim Hortons initial public offering in March.
Wendy’s recently received a favourable tax ruling from Canada Revenue Agency under section 86.1 of the Income Tax Act (Canada) in connection with the tax effect of the distribution of the Company’s shares to Wendy’s Canadian shareholders. Confirmation regarding this ruling is posted on Wendy’s and the Company’s websites. It is also the practice of Canada Revenue Agency to post details on their website at www.cra-arc.gc.ca.
Investors with questions about Wendy’s distribution of Tim Hortons shares can visit the investor websites of Wendy’s (www.wendys-invest.com) or Tim Hortons (www.timhortons.com) where you will find a list of frequently asked questions. Alternatively, you can call Computershare Investor Services at 800-697-8078, or the Investor Relations department at either Wendy’s (614-764-3138) or Tim Hortons (905-339-6186).
Share repurchase program announced in the third quarter
In the third quarter, Tim Hortons announced a share repurchase program of $200 million, not to exceed 5% of outstanding shares. The program is expected to be in place until September 28, 2007, but may terminate earlier if either the $200 million maximum or the 5% of outstanding shares limit is reached. The Company intends to execute the repurchase program through the facilities of the New York Stock Exchange or the Toronto Stock Exchange, subject to compliance with regulatory requirements.
Tim Hortons added to the S&P60
Tim Hortons was added to the S&P 60 index. The S&P 60 is an equity index featuring large public companies listed on the Toronto Stock Exchange.

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Board approves quarterly dividend
The Board of Directors has approved the Company’s second consecutive quarterly dividend of $0.07, payable on November 21, to shareholders of record as of November 7. The dividend is based on the annual payout ratio announced and described in the Company’s press release of July 27, 2006. The Company currently anticipates that the payout ratio will be recalculated on an annual basis after year-end results are available. However, the declaration and payment of future dividends remains subject to the discretion of our Board of Directors.
Consistent with the first dividend, on the payment date, Tim Hortons will pay its dividend in Canadian dollars to all shareholders with Canadian resident addresses whose shares are registered with Computershare (the Company’s transfer agent). For all other shareholders, including all shareholders who hold their shares indirectly (i.e. through their broker) and regardless of country of residence, the dividend will be converted to U.S. dollars on November 14 at the daily noon rate established by the Bank of Canada and paid in U.S. dollars on November 21.
Tim Hortons to host conference call at 3 p.m. today, October 26
Tim Hortons will host a conference call beginning at 3 p.m. (Eastern) today. Investors and the public may listen to the conference call in either one of the following ways:
•	Phone Call: The dial-in number is 1-877-446-3210 (Canada and U.S.). A replay of the call can be accessed at 416-626-4100 or 1-800-558-5253. Enter reservation #: 21307851. The replay will be available from October 26 at 5:00 pm until November 2 at 11:59 pm.
•	Simultaneous Web Cast is available at www.timhortons-invest.com. The call will also be archived at that site.
(1) Systemwide Sales Growth
Systemwide sales impact our franchise royalties and rental income, as well as our distribution sales. Changes in systemwide sales are driven by changes in average same store sales and changes in the number of restaurants. Total systemwide sales growth includes restaurant level sales at both company and franchise restaurants. Approximately 96.5% of our system is franchised as at October 1, 2006. Systemwide sales growth is determined using a constant exchange rate to exclude the effects of foreign currency translation. U.S. dollar sales are converted to Canadian dollar amounts using the average exchange rate of the base year for the period covered. For the third quarter of 2006, systemwide sales growth was 11.5% vs 9.6% in the third quarter of 2005.

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Tim Hortons Inc. overview
Tim Hortons Inc. is Canada’s largest quick service restaurant chain. Founded in 1964 as a coffee and donut shop, Tim Hortons has evolved to meet consumer tastes, with a menu that now includes premium coffee, flavored cappuccinos, specialty teas, home-style soups, fresh sandwiches and fresh baked goods. As of October 1, 2006, Tim Hortons system-wide restaurants numbered 2,637 in Canada and 305 in the United States. More information about the Company is available at www.timhortons.com.
CONTACTS:
INVESTORS: Paul Carpino: (905) 339-6186 or carpino_paul@timhortons.com
MEDIA: Nick Javor: (905) 339-6176 or javor_nick@timhortons.com

TIM HORTONS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of Canadian dollars, except per share data)
(Unaudited)

	Third Quarter Ended
	10/1/2006	10/2/2005	$ Change	% Change
REVENUES
Sales	$271,534	$251,766	$19,768	7.9%
Franchise revenues
Rents and royalties	127,912	115,730	12,182	10.5%
Franchise fees	14,117	18,563	(4,446)	(24.0%)

	142,029	134,293	7,736	5.8%

TOTAL REVENUES	413,563	386,059	27,504	7.1%

COSTS AND EXPENSES
Cost of sales	240,161	221,239	18,922	8.6%
Operating expenses	45,532	40,204	5,328	13.3%
Franchise fee costs	13,579	18,712	(5,133)	(27.4%)
General & administrative expenses	31,647	23,196	8,451	36.4%
Equity (income)	(9,082)	(7,482)	(1,600)	21.4%
Other (income) expense, net	431	(5,678)	6,109	N/M

TOTAL COSTS & EXPENSES, NET	322,268	290,191	32,077	11.1%

OPERATING INCOME	91,295	95,868	(4,573)	(4.8%)

Interest (expense)	(5,707)	(1,295)	(4,412)	N/M
Interest income	2,333	891	1,442	N/M
Affiliated interest (expense), net	0	(1,718)	1,718	(100.0%)

INCOME BEFORE INCOME TAXES	87,921	93,746	(5,825)	(6.2%)

INCOME TAXES	36,080	27,485	8,595	31.3%

NET INCOME	$51,841	$66,261	($14,420)	(21.8%)

Basic earnings per share of common stock	$0.27	$0.41	($0.14)	(34.1%)

Fully diluted earnings per share of common stock	$0.27	$0.41	($0.14)	(34.1%)

Basic shares of common stock (in thousands)	193,303	159,953	33,350	20.8%

Fully diluted shares of common stock (in thousands)	193,486	159,953	33,533	21.0%

N/M — not meaningful

TIM HORTONS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of Canadian dollars, except per share data)
(Unaudited)

	Year-to-Date Ended
	10/1/2006	10/2/2005	$ Change	% Change
REVENUES
Sales	$777,638	$703,484	$74,154	10.5%
Franchise revenues
Rents and royalties	370,279	333,026	37,253	11.2%
Franchise fees	45,175	41,658	3,517	8.4%

	415,454	374,684	40,770	10.9%

TOTAL REVENUES	1,193,092	1,078,168	114,924	10.7%

COSTS AND EXPENSES
Cost of sales	683,351	613,245	70,106	11.4%
Operating expenses	132,275	119,479	12,796	10.7%
Franchise fee costs	44,507	43,206	1,301	3.0%
General & administrative expenses	87,426	73,728	13,698	18.6%
Equity (income)	(26,679)	(23,281)	(3,398)	14.6%
Other (income) expense, net	(702)	(7,530)	6,828	N/M

TOTAL COSTS & EXPENSES, NET	920,178	818,847	101,331	12.4%

OPERATING INCOME	272,914	259,321	13,593	5.2%

Interest (expense)	(16,475)	(3,283)	(13,192)	N/M
Interest income	9,195	2,300	6,895	N/M
Affiliated interest (expense), net	(7,876)	(4,910)	(2,966)	N/M

INCOME BEFORE INCOME TAXES	257,758	253,428	4,330	1.7%

INCOME TAXES	66,017	78,767	(12,750)	(16.2%)

NET INCOME	$191,741	$174,661	$17,080	9.8%

Basic earnings per share of common stock	$1.05	$1.09	($0.04)	(3.7%)

Fully diluted earnings per share of common stock	$1.05	$1.09	($0.04)	(3.7%)

Basic shares of common stock (in thousands)	182,797	159,953	22,844	14.3%

Fully diluted shares of common stock (in thousands)	183,073	159,953	23,120	14.5%

N/M — not meaningful

TIM HORTONS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of Canadian dollars)

	October 1,	January 1,
	2006	2006
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$185,567	$186,182
Accounts receivable, net	92,491	85,695
Notes receivable, net	15,953	11,545
Deferred income taxes	6,019	4,273
Inventories and other, net	58,487	39,322
Advertising fund restricted assets	21,170	17,055

	379,687	344,072

Property and equipment, net	1,104,812	1,061,646
Notes receivable, net	11,451	15,042
Deferred income taxes	12,157	17,913
Intangible assets, net	3,818	4,221
Equity investments	140,448	141,257
Other assets	10,001	12,712

	$1,662,374	$1,596,863

TIM HORTONS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of Canadian dollars)

	October 1,	January 1,
	2006	2006
	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$88,335	$110,086
Accrued expenses:
Salaries and wages	13,127	15,033
Taxes	21,352	62,952
Other	38,696	61,944
Deferred income taxes	1,384	349
Advertising fund restricted liabilities	36,560	34,571
Amounts payable to Wendy’s	243	10,585
Notes payable to Wendy’s	—	1,116,288
Current portion of long-term obligations	7,883	7,985

	207,580	1,419,793

Long-term obligations
Term debt	324,038	21,254
Advertising fund restricted debt	25,594	22,064
Capital leases	43,406	44,652

	393,038	87,970

Deferred income taxes	4,317	15,159
Other long-term liabilities	37,541	34,563

Shareholders’ equity
Common stock, (US$0.001 par value per share), Authorized: 1,000,000,000 shares, Issued: 193,302,977 and 159,952,977 shares, respectively	289	239
Capital in excess of stated value	917,703	81,249
Retained earnings	194,640	16,430
Accumulated other comprehensive income (expense):
Cumulative translation adjustments and other	(92,734)	(52,911)

	1,019,898	45,007
Unearned compensation — restricted stock	—	(5,629)

	1,019,898	39,378

	$1,662,374	$1,596,863

TIM HORTONS INC. AND SUBSIDIARIES
SYSTEMWIDE RESTAURANTS

			Increase/		Increase/
	As of	As of	(Decrease)	As of	(Decrease)
	October 1, 2006	July 1, 2006	From Prior Quarter	October 2, 2005	From Prior Year
Tim Hortons
U.S.
Company	61	62	(1)	65	(4)
Franchise	244	235	9	207	37

	305	297	8	272	33
Canada
Company	41	40	1	31	10
Franchise	2,596	2,585	11	2,498	98

	2,637	2,625	12	2,529	108
Total Tim Hortons
Company	102	102	0	96	6
Franchise	2,840	2,820	20	2,705	135

	2,942	2,922	20	2,801	141

TIM HORTONS INC. AND SUBSIDIARIES Income Statement Definitions

Sales	Primarily includes sales of products, supplies and restaurant equipment (except for initial equipment packages sold to franchisees as part of the establishment of their restaurant’s business - see “Franchise Fees”) that are shipped directly from our warehouses or by third party distributors to the restaurants, which we refer to as warehouse or distribution sales. Sales also include sales from company-operated restaurants and sales from franchise restaurants that are consolidated in accordance with FIN 46R.

Rents and Royalties	Includes franchisee royalties and rental revenues.

Franchise Fees	Includes fees for various costs and expenses related to establishing a franchisee’s business and include the sales revenue from initial equipment packages.

Cost of Sales	Includes costs associated with our distribution warehouses, including cost of goods, direct labour and depreciation as well as the cost of goods delivered by third party distributors to the restaurants and for canned coffee sold through grocery stores. It also includes food, paper and labour costs for company-operated restaurants and franchise restaurants that are consolidated in accordance with FIN 46R.

Operating Expenses	Includes rent expense related to properties leased to franchisees and other property-related costs (including depreciation).

Franchise fee costs	Includes costs of equipment sold to franchisees as part of the initiation of their restaurant business, as well as training and other costs necessary to ensure a successful restaurant opening.

General and Administrative	Includes costs that cannot be directly related to generating revenue, including expenses associated with our corporate and administrative functions, allocation of expenses related to corporate functions and services historically provided to us by Wendy’s and depreciation of office equipment, information technology systems and head office real estate.

Equity Income	Includes income from equity investments in joint ventures and other minority investments over which we exercise significant influence. Equity income from these investments is considered to be an integrated part of our business operations and is therefore included in operating income. Income amounts are shown as reductions to total costs and expenses.

Other Income and Expense	Includes expenses (income) that are not directly derived from the Company’s primary businesses. Items include restaurant closures, currency adjustments, real estate sales and other asset write-offs.

Third-Quarter Same-Store Sales Summary

	3Q 2006	3Q 2005	2006 YTD
Tim Hortons Canada	5.9%	3.6%	6.8%
Tim Hortons U.S.	9.2%	4.7%	9.1%

* As of October 1, 2006, 98% of the Company’s stores in Canada — and 80% of the stores in the U.S. — were franchised .
Monthly Same-Store Sales Summary for July, August, and September

	July 2006	July 2005	August 2006	August 2005	September 2006	September 2005
Tim Hortons Canada	4.8%	4.0%	5.6%	3.4%	7.6%	3.5%
Tim Hortons U.S.	8.2%	4.1%	10.1%	5.3%	9.6%	4.8%